Exhibit 15.1

Awareness Letter

September 25, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated September 11, 2009 on our review of interim financial information of Zappos.com, Inc. for the three and six month periods ended June 30, 2009 is included in this Registration Statement of Amazon.com, Inc. on Form S-4 dated September 25, 2009.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

San Jose, California